Exhibit 99.1

Conference Call Transcript

VVUS - Q3 2008 VIVUS, Inc. Earnings Conference Call

Event Date/Time: Nov. 04. 2008 / 4:30PM ET

CORPORATE PARTICIPANTS

 Timothy Morris

 VIVUS, Inc. - CFO

 Leland Wilson

 Vivus, Inc. - Pres. and CEO

 Peter Tam

 VIVUS, Inc. - SVP Product & Corp. Development

CONFERENCE CALL PARTICIPANTS

 Cory Kasimov

 JPMorgan Chase & Co. - Analyst

 Ken Trbovich

 RBC Capital Markets - Analyst

 Michael Tong

 Wachovia Capital Markets - Analyst

 Ritu Baral

 Canaccord Adams - Analyst

 Ruthanne Roussel

 Robins Group - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen. Welcome to the Q3 2008 VIVUS, Inc. conference call. My name is Becky, and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question and answer session towards the end of this conference. (OPERATOR INSTRUCTIONS)

I would now like to turn the presentation over to your host for today’s call, Mr. Timothy Morris, Chief Financial Officer. Please proceed.

 Timothy Morris  - VIVUS, Inc. - CFO

 Thank you, Becky. During the course of this conference call, VIVUS may make projections or other forward-looking statements regarding future events or the future financial performance of the company. We wish to caution you that such statements are just predictions and actual events or results may differ materially. Investors should read the risk factors set forth in the VIVUS Form 10-K for the year ended December 31, 2007, and periodic reports filed with the Securities and Exchange Commission. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward-looking statements.

I would now like to turn the call over to Mr. Leland Wilson, President and CEO of VIVUS.

 Leland Wilson  - Vivus, Inc. - Pres. and CEO

 Good afternoon and thank you for joining us. As you know, these are difficult times for the economy, and more specifically for small cap pharma and biotech companies. Access to capital has never been tighter, and it’s never been more difficult to get drugs approved by the FDA.

With this as the backdrop, I believe VIVUS has never been better positioned to succeed than it is today. We have the rarest of commodities. A potential blockbuster drug in late Phase III testing. We have over $200 million in cash and securities. We have an excellent late stage pipeline with avanafil and Luramist. And we have a highly skilled and experienced management team.

We realize, however, that in the current economic and regulatory climate we must do everything we can to minimize risk and preserve cash while continuing to rapidly progress each of our products in development.

In today’s call, Peter will review the status of our ongoing Qnexa studies and the timing of the top line data release. Peter will also give you an update on the status of avanafil and Luramist. After that Tim will review the financial results for the quarter and give you an update on several upcoming events. I will then return with comments on our European regulatory activity.

I will now turn the call over to Peter for an R&D update.

 Peter Tam - VIVUS, Inc. - SVP Product & Corp. Development

 Thank you, Lee. As Lee mentioned, we continue to make excellent progress with Qnexa. We have two data releases in the short term. Both of the data releases will be reported in December of this year.

For Qnexa, we have completed the first of the Phase III trials in obesity. As a reminder, the EQUATE study, or OB-301, is a 28-week factorial designed study to show superiority of Qnexa against placebo and the individual components. The primary end points of the study are weight loss and the percentage of patients achieving 5% weight loss as compared to baseline. The study enrolled approximately 700 obese subjects. The trial included two dose levels of Qnexa, the full strength dose containing 92 milligrams of controlled release Topiramate, and 15 milligrams of Phentermine, and a middle dose which contains 46 milligrams of controlled release Topiramate, and 7.5 milligrams of Phentermine.

The EQUATE study is important for several reasons. It will give us 28-week data on the middle dose. The study tested the new once-a-day formulation. The study is also designed to satisfy the regulatory requirements for a combination product. And lastly, the safety and efficacy data from this trial will add to the safety database in support of the Qnexa NDA.

Execution on the study was excellent and I wish to thank our internal staff and our CRO partner in this effort. Assuming the final data collection and analysis is on track, we expect to report the top-line results in December of this year.

The second important data release for Qnexa is the completion of the extension study in obese diabetics. You may recall that we reported the results from the OB-202 study in June at the ADA meeting. The OB-202 study was a 28-week, randomized, double-blind, placebo-control trial of Qnexa in the glycemic management of obese Type 2 diabetics. The primary endpoint of this study is improvement of glycemic control as measured by the reduction of hemoglobin A1c levels. The trial randomized 206 patients in over 10 sites in the United States. Study patients at baseline at a hemoglobin A1c of about 8.6% to 8.7%, and the average BMI was 35.

In general, the typical patient in this trial was someone that had been diagnosed with diabetes for more than five years, with poorly controlled diabetes despite being on two or more antidiabetic medications. In addition, the majority of patients in this trial had multiple cardiovascular co-morbidities typical of those with metabolic syndrome. Subjects treated with Qnexa had a reduction in HbA1c of 1.2% compared to a reduction of 0.6% in the placebo group. Further analysis revealed that the placebo group had three times more antidiabetic medications added during the study, along with increases in the doses of their antidiabetic medications as compared to those that were treated with Qnexa.

In many respects, this study did not compare Qnexa to just placebo but rather the study compared the efficacy of Qnexa against the current armamentarium of oral antidiabetic medications. Along with significant improvement in glycemic control, subjects treated with Qnexa on an intent-to-treat basis lost 8% of the baseline body weight, or 17 pounds, as compared to only 1.2% weight loss in the placebo group. In addition to reduction in glycemia and weight, Qnexa was also associated with significant reduction in systolic and diastolic blood pressure, triglycerides, and waist circumference, all of which are important measures of cardiovascular risk factors. Qnexa was well tolerated with no treatment-related serious adverse events.

The Qnexa treatment group had a study completion rate of 85%. The most common treatment-related adverse events were nausea, paresthesia, constipation, dry mouth, and dizziness.

We initiated a six-month extension study for patients who completed OB-202. The extension study is referred to as DM-230. Approximately 130 subjects rolled over to the six-month extension study. Patients remained in their respective treatment arm and they are scheduled to complete the study this month. The extension study will continue to monitor HbA1c levels, body weight, and other important metabolic end points over the six-month period. Data from this extension study will be available in December 2008.

On the regulatory front, the FDA has provided valuable feedback on our proposed Phase 3 diabetes program for Qnexa. As a result of the recent cardiovascular advisory panel meeting held in July this year, the FDA has advised us that a guidance regarding whether there should be more extensive cardiovascular assessment for Type 2 diabetes treatments in development is forthcoming in the near future. Given this timing, we would need the FDA’s guidance on this matter in order to define the entire Phase 3 program for diabetes. In the meantime, we plan to initiate a multicenter trial designed similarly to the Phase 3 OB-301 study using HbA1c as the primary end point in diabetic patients.

For avanafil, a Phase 3 product has been manufactured by Mitsubishi Tanabe. After an extensive RFP process we have selected a world-class CRO to conduct our Phase3 studies. The protocol design has been reviewed and approved by the FDA, and currently we are selecting sites with the goal of starting studies in early Q1 of 2009.

For Luramist, our testosterone Metered Dose Transdermal Spray for the treatment of hypoactive sexual desire disorder in women, we continue to search for a corporate partner. On the development front, our plan is to initiate a PK study comparing the PK profile of our spray to Intrinsa in the early part of next year.

I will now turn the call over to Tim.

 Timothy Morris - VIVUS, Inc. - CFO

 Thank you, Peter. The highlight of the third quarter was a successful completion of an offering of common stock to new and existing institutional investors resulting in net proceeds to the company of $63.7 million in early August. The self-managed offering was oversubscribed and was increased from its original $50 million goal to $65 million. The offering price was $7.77 a share. The offering was led by a large mutual fund and included several high-quality new investors including a VC crossover fund and a large European fund. Several existing shareholders also participated. The proceeds combined with our existing cash give us a total cash, cash equivalent and available-for-sale securities of $204 million at the end of September.

Cash used in operations for the third quarter was $13.8 million. We started the year with $179.5 million. As compared to the year-end balance, we have a net increase in cash, cash equivalents and available for sale securities of $24.6 million at the end of September. The increase is due to cash provided by the financing activities totaling $78.4 million offset by cash used for operating activities for the first nine months of $47.7 million. Included in the financing activity amount I have just given you are cash receipts of $13.9 million from the Deerfield financing transaction and $63.7 million in net proceeds from the registered direct offering of our stock. Given the current planned activities, we expect to end 2008 with total cash, cash equivalents, and available-for-sale securities of approximately $180 million.

In 2009, our focus will be on completing the pivotal Phase 3 trials and submitting the NDA for Qnexa for obesity. Through the financing arrangement with Deerfield we will also fund the Phase 3 trials for avanafil. At the present time, we estimate that our cash burn for 2009 will be approximately $80 million.

Now to the financial results. Total revenue for the third quarter was $25.5 million, as compared to $19.1 million for the third quarter in 2007. The increase in total revenue for the third quarter was primarily due to the recognition of a full quarter of deferred license revenue due in part to the sale of Evamist to K-V. Product revenues from the sale of MUSE in the third quarter 2008 decreased to $4.4 million, as compared to $5 million in the third quarter 2007, due in part to fewer shipments to our European distributor.

Net income for the third quarter was $266,000, compared to net income of $1.3 million for the same period last year. The lower net income in the third quarter of 2008 as compared to the net income in the third quarter of 2007 is primarily due to an increase in operating expenses. The increase in operating expenses was due to spending related to our Phase 3 clinical programs of Qnexa, our investigational product for the treatment of obesity and diabetes.

For the nine-month period ending September 30, 2008, total revenues were $73.4 million, as compared to $24.9 million for the same period in 2007. The increase again was due to the recognition of the K-V deferred license revenue. The MUSE revenues of $10.5 million are roughly the same for both periods.

Net loss for the nine months ended September 30, 2008 were $3.2 million, or $0.05 a share, compared to a net loss of $12.7 million, $0.22 per share, for the same period in 2007.

On the Investor Relations front, we have several presentations coming in the fourth quarter. These presentations include a presentation on Thursday at the Barclays small cap and mid cap healthcare conference in New York City, a presentation at the Rodman & Renshaw annual global investor conference in New York City on Tuesday, November 11th, a presentation at that Credit Suisse healthcare conference in Phoenix, Arizona on November 14th, a presentation at the JPMorgan small and mid cap conference in New York City on December 5th, and participation in the RBC 2008 healthcare conference in New York City on December 10th.

We are also planning an investor and analyst day in New York City on the morning of December 12th. Management and clinical investigators will be on hand to discuss our various development programs.

With that, I will turn the call back to Lee for some final comments.

 Leland Wilson  - Vivus, Inc. - Pres. and CEO

 Thanks, Tim. In closing, I would like to report on the results of our Qnexa development activities in Europe. We have met with the EU regulatory authorities and the EMEA to discuss our plans for Qnexa in the treatment of obesity. We believe the regulatory environment for Qnexa in Europe is favorable. Based on our discussions, it appears, as we had planned, that we can utilize all of the data generated from our ongoing Phase 3 studies in the United States for submission of a marketing authorization in Europe. Some additional relatively small supportive studies may be required.

We anticipate finalizing our EU clinical plans in the fourth quarter and have started preparing clinical trial applications in several EU member states for submission during the first half of 2009. We believe completing a regulatory submission in Europe will not only open new market opportunities but it will also help to reduce our overall regulatory risk for Qnexa.

Finally, I would like to draw everyone’s attention to the fact that we have begun the NDA preparation process for Qnexa. This is a major milestone for any company, and indicative that the completion of our Phase 3 trials is within sight. This journey began in October 2001 when we in-licensed Qnexa from Dr. Najarian. Major milestones along the way include the issuance of our first patent and results of our first Phase 2 clinical trial, the Duke Study, in mid-2006. Other important milestones have been the approval of Evamist and the subsequent sale to K-V for $180 million.  All of these accomplishments have led us to believe that we have never been in a better position to succeed than we are right now.

With that I will open the conversation for questions from the audience.

 QUESTION AND ANSWER

Operator

 (OPERATOR INSTRUCTIONS) And your first question comes from the line of Cory Kasimov of JPMorgan. You may proceed.

 Cory Kasimov  - JPMorgan Chase & Co. - Analyst

 Good evening, thanks for taking the questions. The first question I have here is for Peter. Peter, if you can just – I wanted to clarify the comment you made about further diabetes guidance being forthcoming from the FDA. Are you speaking in general terms that they are going to update the draft guidance issued earlier this year following the cardiovascular panel, or is this something specific to VIVUS and the program you want to begin?

 Peter Tam  - VIVUS, Inc. - SVP Product & Corp. Development

 The feedback that we got from the FDA is going to be general for sponsors that are developing drugs in the area of diabetes.

 Cory Kasimov  - JPMorgan Chase & Co. - Analyst

 Great. Can you provide any more context around your comments with the study you are going to start in diabetes? You said it’s going to be something like the 301 study in obesity. Do you mean in terms of size, scale, sites, things like that, just with a different primary endpoint, or are there other differences there?

 Peter Tam  - VIVUS, Inc. - SVP Product & Corp. Development

 The study will be very similar to the OB-301. Because this will be for a diabetes indication, we will have to use an HbA1c as the primary endpoint to compare the difference in effect between the combination versus the single agent components, and it will be done in diabetic patients. So those are the primary differences for this study.

 Cory Kasimov  - JPMorgan Chase & Co. - Analyst

 But are you talking same size as well, like approximately 700 patients?

 Peter Tam  - VIVUS, Inc. - SVP Product & Corp. Development

 Approximately. It may actually be smaller. We’re going to have to work on the powering of this study, but it’s about the same as 301, is what we’re looking at.

 Cory Kasimov  - JPMorgan Chase & Co. - Analyst

 Then Lee, if you can update us with your latest thoughts on potential partnerships for Qnexa following the obesity data, if there are companies that are currently conducting preliminary due diligence there, and if there’s any push-back regarding the fact that Qnexa is a generic combination pill.

 Leland Wilson  - Vivus, Inc. - Pres. and CEO

 The first one is, as you know, our strategy has been to get Phase 3 data before we actually begin any discussions with potential partners. So yes, we have had interest from a number of major pharmaceutical companies. Clearly, there’s been some failure in the area, as you know, so those are looking to fill voids, et cetera. I don’t think that we’ll have any issue with getting interest in the product when we have our data, but we are going to wait until that data occurs.

And then the second question, I forgot already.

 Cory Kasimov  - JPMorgan Chase & Co. - Analyst

 Just in terms, if you’ve had any preliminary discussions, if there’s been push-back regarding the fact that Qnexa is a generic combination pill.

 Leland Wilson  - Vivus, Inc. - Pres. and CEO

 No, no push-back on that at all. I think that issue has been relatively well handled and the people that have looked at it have become very satisfied with where we are.

 Cory Kasimov  - JPMorgan Chase & Co. - Analyst

 Okay. Great. Thanks for taking the questions.

 Leland Wilson  - Vivus, Inc. - Pres. and CEO

 You bet.

Operator

 And your next question comes from the line of Ken Trbovich of RBC Capital Markets.

 Ken Trbovich  - RBC Capital Markets - Analyst

 Thanks.  Just a quick one.  Tim, if you could walk us through in terms of the other income, any sort of adjustments we ought to be thinking about going forward to account for the royalties and interest expense on the Deerfield transaction.

 Timothy Morris  - VIVUS, Inc. - CFO

 Yes, I guess in terms of guidance, Ken, I really don’t have much for you. I’ll just give you guidance on the cash balance. As you know, we’ll continue to have changes in the interest income account. The accounting for the Deerfield transaction is, unfortunately, a little bit complex, and that will change on a quarterly basis as we both receive advances under that and also as we make payments.  Really the royalty payments on MUSE show up as interest expenses.

 Ken Trbovich  - RBC Capital Markets - Analyst

 Okay, but there were no one-time items in there other than interest expense and interest income in the quarter?

 Timothy Morris  - VIVUS, Inc. - CFO

 We did take a mark to market adjustment on our investment portfolio in the third quarter. As you know, the market has had an impact on the market values for some of these securities, so we did take a one-time adjustment for a mark to market valuation adjustment on certain of our portfolio investments.

 Ken Trbovich  - RBC Capital Markets - Analyst

 And any of the remaining securities, are they covered under UBS option rate security rights?

 Timothy Morris  - VIVUS, Inc. - CFO

 We don’t have any auction rate securities in the portfolio, Ken.

 Ken Trbovich  - RBC Capital Markets - Analyst

 Okay. When you mentioned mark to market, unfortunately too many of them do and I just figured I’d double-check. In terms of the pipeline, circling back to Peter to your comments about the avanafil studies, it looks like you’ve got a QT prolongation and a drug-drug interaction study going. Are you required to finish those before you can initiate the Phase 3? Is that the gating step here?

 Peter Tam  - VIVUS, Inc. - SVP Product & Corp. Development

 No, no, there’s no gating step with regard to start of Phase3. Those are studies that are ongoing, and the Phase 3 program is gating by the number of centers that we’re in the process of signing up. So, the short answer is that no, those studies that are ongoing with regard to TQT and drug interactions are not gating to our Phase 3 program.

 Ken Trbovich  - RBC Capital Markets - Analyst

 Can you give us a sense in terms of target profile? Obviously, short half-life, there may be some advantages to that in terms of less propensity to cause problems in terms of blood pressure or interaction with nitrates. Could you give us some sense as to what the target profile is that you are hoping for coming out of Phase 3 program?

 Peter Tam  - VIVUS, Inc. - SVP Product & Corp. Development

 Yes and I’m glad you raised that question, because it’s an important feature or features that avanafil has. For example, as you know, the drug works extremely rapidly, has a very fast acting half-life. It goes into the bloodstream very quickly and it disappears very quickly, and yet at the same time we’re able to get efficacy that is comparable to other PDE5 inhibitors out in the marketplace.

Now, from a safety standpoint, we believe that the drug, based on its specificity, selectivity, as well as the shorter half-life will bode well for how the drug is tolerated in the real world. We actually conducted, for example, an important drug interaction study with nitrates, and we compared it head to head with Viagra, and what we found was that Viagra, in combination with nitrates, had a near two-fold increase in clinically significant hypotension when administered with nitrates, compared to avanafil co-administered with nitrates. So, that’s not a target, we’re not planning on getting that out of the label. Interaction will be there. We want to take it as a class label, but definitely because of the specificity and the shorter half-life, we believe that we might be able to have some advantages in the label with regard to the duration of interaction that we can put into the profile of the product.

 Ken Trbovich  - RBC Capital Markets - Analyst

 Okay. And then you mentioned Luramist trying to move into a PK study next year. Is that a study you are going to conduct in Europe?

 Peter Tam  - VIVUS, Inc. - SVP Product & Corp. Development

 Yes, that’s a study that we are going to be doing in Europe, because Intrinsa is only available in Europe. We are going to be working on that and starting that pretty soon.

 Ken Trbovich  - RBC Capital Markets - Analyst

 Just clarification on the European supportive studies you mentioned you’d need to do on Qnexa in Europe. Did you say you were going to initiate those in the first half ‘09?

 Peter Tam  - VIVUS, Inc. - SVP Product & Corp. Development

 No, we haven’t said anything about the time of initiating the studies. What we have said was that we want to finalize our plan this year. We’re submitting the clinical trial applications in various European member states, so that we can go ahead and get the study, whatever the study is, and we’re in the process of finalizing the study design with European authorities. So we’ll give you better guidance as we get a clearer picture on what the study would be.

 Ken Trbovich  - RBC Capital Markets - Analyst

 Okay. And I guess maybe a point of confusion with European studies, I’m used to having an active comparator, is the fact that you’ve done these studies against the individual components.  Is that what is enabling you to essentially not have to do additional large-scale studies?

 Peter Tam  - VIVUS, Inc. - SVP Product & Corp. Development

 Well, the large-scale study is, we’re not talking about 4,500 patients for European approval because we carried most of that in the US already. So right now, in terms of the study that we would need to do in Europe at this point is probably in the neighborhood of a few hundred patients, small, relatively small to the entire clinical program. And again, we’ll provide better guidance once we get full clarity from the European authorities.

 Ken Trbovich  - RBC Capital Markets - Analyst

 But would it be incorrect to assume that that would have to have an active comparator to an existing obesity agent?

 Peter Tam  - VIVUS, Inc. - SVP Product & Corp. Development

 At this point, I wouldn’t make that assumption.

 Ken Trbovich  - RBC Capital Markets - Analyst

 Okay. All right. And then just one final question. In terms of the actual data presentation, is the plan to just release top-line data – and I’m speaking specifically to the fourth quarter data that you’re anticipating in December – is the plan just to release that in press release format, or is there a specific forum apart from your own analyst meeting where you plan to provide detail?

 Timothy Morris  - Vivus, Inc. - CFO

 Yes, Ken, more than likely that will come out as a press release. Unfortunately, there really isn’t a good scientific forum around the time we expect the data to be available, so I would just look for it top line via press release.

 Ken Trbovich  - RBC Capital Markets - Analyst

 Thank you.

Operator

 And your next question comes from the line of Michael Tong of Wachovia Capital Markets. You may proceed.

 Michael Tong  - Wachovia Capital Markets - Analyst

 Hi, just a couple quick ones. First one for Peter. I just want you to clarify, as it relates to the pivotal studies for Qnexa in diabetes, that’s going to be a factorial study, correct?

 Peter Tam  - VIVUS, Inc. - SVP Product & Corp. Development

 That’s one of the studies, yes.

 Michael Tong  - Wachovia Capital Markets - Analyst

 Okay. And then the second one is for Tim. Can you quantify the mark to market adjustment?

 Timothy Morris  - VIVUS, Inc. - CFO

 It was approximately $3.5 million in the third quarter.

 Michael Tong  - Wachovia Capital Markets - Analyst

 Great. Thank you.

Operator

 And your next question comes from the line of Ritu Baral of Canaccord. You may proceed.

 Ritu Baral  - Canaccord Adams - Analyst

 Hi guys. I was just wondering what you may have in mind for background information for the new Phase 3 diabetes drug, especially given that a lot of the current meds have an impact on weight? Also, I was wondering if you’ve had any communications with the European authorities on the Phase 3 program since the withdrawal of Acomplia, and if you think that might complicate issues in any way, shape or form?

 Peter Tam  - VIVUS, Inc. - SVP Product & Corp. Development

 With regard to the background medications, we’ve had, as I mentioned in the 202 study, these patients had a certain amount of variety of background medication. With respect to the Phase 3 program, our intention is to conduct a study that is similar to the 202 study, larger scale, but with enough representation of background medication in various patient populations. So it’s going to be broad, fairly encompassing, that would allow to us make statements with regard to patients’ individual background medication.

In terms of Europe, no, we have not met with European authorities since the withdrawal of Rimonabant. We’ve held multiple meetings with various member states over the past, I would say, six months on discussions in terms of the development program over in Europe, and those have gone very well.

 Ritu Baral  - Canaccord Adams - Analyst

 Will you be allowing injected GLP-1’s in the Phase 3 diabetic study?

 Peter Tam  - VIVUS, Inc. - SVP Product & Corp. Development

 At this point, we’re not going to comment on that.

 Ritu Baral  - Canaccord Adams - Analyst

 Okay, thanks.

Operator

 And your next question comes from the line of Ruthanne Roussel of the Robins Group. You may proceed.

 Ruthanne Roussel  - Robins Group - Analyst

 Good afternoon.  Thanks for taking our questions. Several of mine have been answered but I did have a couple clarifications. Tim, the $80 million in burn that we’re looking at for 2009, does that include the cost of the diabetes trial and does it include the cost of the Qnexa Europe trials that we’ve been discussing?

 Timothy Morris  - VIVUS, Inc. - CFO

 Yes, that’s an all-encompassing number, Ruthanne.

 Ruthanne Roussel  - Robins Group - Analyst

 Thanks. Second, this is perhaps for Lee, in the past, I had had the impression – and I may simply have been mistaken about this – but I had thought that you were really seriously going to look for a partner for Qnexa after the FDA approval. Is that not the case? Is it possible that we might see some sort of partnership actually signed, sealed, and delivered right after the Phase 3 data?

 Leland Wilson  - Vivus, Inc. - Pres. and CEO

 As you know, Ruthanne, if you begin discussions after you have the data, and clearly no one – it’s unrealistic to think that anyone would do a deal before the data is in at this point – when you start discussions at that point, it will take some time after that. So I’m not promising when a partner shift will be done, as you know. So obviously we’ll keep you informed and we’ll just to have wait and see. First thing we have to do is get the good data, then we can all celebrate, and then I think the demand will be quite high for the product. So we’ll see going forward.

 Ruthanne Roussel  - Robins Group - Analyst

 Fair enough. Thank you.

Operator

 And I’m showing that you have no further questions at this time. I would now like to turn the call back over to Timothy Morris for closing remarks.

 Timothy Morris  - VIVUS, Inc. - CFO

 Thank you, operator. Leland, do you have any final thoughts?

 Leland Wilson  - Vivus, Inc. - Pres. and CEO

 Just a couple. Again, to say that I’m very proud of where VIVUS has come from. I think many of you have been with us since the early days, and to sit in my position today is very rewarding, and I want everybody to know that our company is running very well, and the morale here is extremely good. We have an extremely competent group of people that I’m very proud of. You get to meet Tim and Peter here on a quarterly basis, but many others are equally as competent as they are. And so I appreciate where we are. This is an exciting time.

I think this is my 8th NDA process that I have been a major player in, and so I’m excited about this one, more excited I think than any other one I’ve done. I think it’s because of the potential for Qnexa to really change the way healthcare is practiced in this country and elsewhere around the world. I hope you share our enthusiasm, and I look forward to our call and talking to you guys again in the near future. Thank you.

Operator

 Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Good day.